Exhibit 99.1
NEWS RELEASE
Basic Earth Updates North Dakota Efforts
Denver, Colorado, March 1, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported concluding drilling operations on the previously disclosed LM #1, a 10,200 foot, vertical Rival test operated by Missouri Basin Well Service in McKenzie County, North Dakota. The Company, along with its partners, have set casing on this well in anticipation of establishing production from this venture. The well site is currently idle while waiting for a completion rig. Until completion operations are finalized and a hydraulic stimulation is performed on this well, the Company is unable to estimate what initial production, if any, the LM #1 will deliver. Basic has a 20% working interest and expects to spend approximately $460,000 on drilling and completion costs.
“The Rival formation in the LM #1 was essentially the same as seen in the ‘State’ well,” commented Ray Singleton, President of Basic. “We have high hopes for this well while we wait for a completion rig and an opportunity to hydraulically stimulate this zone. Regarding our future plans, the next few months should be exciting. With a number of efforts both underway and in the planning process we continue to pursue opportunities that will have a strategic impact on the Company.”
In a Form 8-K filed in conjunction with this press release, the Company has provided both expanded discussion of this venture and discussion of related and other events in North Dakota. Readers are encouraged to review this Form 8-K to obtain a complete understanding of matters referenced in this press release.
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC.OB.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarters ending June 30, 2005, September 30, 2005 and December 31, 2005 in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.